Exhibit 16.1

April 22, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for US Natural Gas Corp. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated April 12, 2010 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.

Very truly yours,

/S/ Michael T. Studer
Michael T. Studer
President